CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





We have issued our report dated May 29, 2001 accompanying the April 30, 2001 financial statements of Capstone Christian Values Fund, Inc. (comprising, respectively, the Christian Stewardship Bond Index Fund and the Christian Stewardship Large Cap Equity Index Fund) which are included in Part C of the Post-Effective Amendment to this Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus.




BRIGGS, BUNTING & DOUGHERTY, LLP


Philadelphia, Pennsylvania
August 27, 2001